Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES ANNUAL REPORT

Huntington, WV   December 20, 2019- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Construction Services, announced the filing of the Company’s Annual Report on Form 10-K. Net income available to common shareholders was $1.7 million for the fiscal year ended September 30, 2019, which was a $516,000 decrease from $2.2 million in fiscal year 2018. Revenues were $174.5 million for the fiscal year ended September 30, 2019, which was a $39.0 million increase from $135.5 million in fiscal year 2018. The Company projects an adjusted EBITDA of $8.0 million, or $0.57 per share, and earnings per share of $0.12 on a weighted average of 14,064,871 common shares outstanding for fiscal year 2019. The projected backlog at September 30, 2019 was $63.0 million.

Douglas Reynolds, President, commented on the announcement. “The past couple years have been tough in the pipeline industry in our region. We started a twenty-mile pipeline project in northern West Virginia in June 2018 that we successfully completed in September 2019. While that project primarily contributed to our increased revenues for fiscal year 2019, we had to navigate significant obstacles to minimize the loss and maintain a cash positive position on the project. In the end, it was the diversity of the services that we provide that allowed us to overcome those challenges.”

Below is a comparison of the Company’s unaudited operating results for fiscal year 2019 compared to fiscal year 2018:

	Year Ended	Year Ended
	September 30, 2019	September 30, 2018

Revenue	$174,541,155	$135,482,771

Cost of revenues	161,861,357	123,833,517

Gross profit	12,679,798	11,649,254

Selling and administrative expenses	8,857,386	7,728,182
Income from operations	3,822,412	3,921,072

Other income (expense)
Interest income	58,023	132,342
Other nonoperating expense	(112,814)	(174,576)
Interest expense	(1,064,222)	(916,675)
Gain on sale of equipment	258,082	456,894
	(860,931)	(502,015)

Income before income taxes	2,961,481	3,419,057

Income tax expense	968,571	910,034

Net income	1,992,910	2,509,023

Dividends on preferred stock	309,000	309,000

Net income available to common shareholders	$1,683,910	$2,200,023

Weighted average shares outstanding-basic	14,064,871	14,234,571

Weighted average shares-diluted	17,498,204	17,667,904

Earnings per share
available to common shareholders	$0.120	$0.155

Earnings per share-diluted
available to common shareholders	$0.096	$0.125

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per common share with net income available to common shareholders:

	2019	2018
Net income available to
common shareholders	$1,683,910	$2,200,023

Add: Income tax expense	968,571	910,034

Add: Dividends on preferred stock	309,000	309,000

Add: Interest expense	1,064,222	916,675

Less: Non-operating income	(203,291)	(414,660)

Add: Depreciation expense	4,157,849	4,209,056

Adjusted EBITDA	$7,980,261	$8,130,128
Weighted average shares outstanding-basic	14,064,871	14,234,571
Adjusted EBITDA per common share	$0.57	$0.57

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868